Exhibit 99.1

To Our Stockholders:

The past year was another successful one for Radian, as our commitment to building stockholder value drove record business performance.

Our success in 2006 was evident in two important respects: First, in terms of financial performance, we achieved or exceeded all of our key metrics for the year. Second, we continued to focus on and execute against a strategy that emphasizes three important themes: diversification, discipline and risk management—which in turn deliver long-term value to our stockholders.

Looking at our financial performance:

•	Our net income for 2006 was $582.2 million, a record for Radian and an increase of 11.3 percent from $522.9 million in 2005.

•	Diluted net income per share rose nearly 20 percent to $7.08 from $5.91.

•	Book value per share grew 16.1 percent to $51.23 at December 31, 2006.

•	Our return on equity (ROE) was 15 percent for 2006, at the high end of our target range.

It is important to note that we achieved these results within a challenging environment for our core businesses, characterized by tight credit spreads and competition from alternative products and structures—a clear reflection of our strong discipline in managing risk, capital and expenses, as well as our diversified revenue and earnings sources. Indeed, our performance was enhanced by the significant contributions from our financial services businesses, C-BASS and Sherman Financial, both of which posted strong results for the year.

Specifically, I believe that three important characteristics contributed to Radian’s success:

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We are a diversified company with a portfolio of synergistic businesses. Our customized solutions meet customers’ needs through a unique combination of mortgage insurance and financial guaranty expertise.

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We place strong emphasis on risk management because our business is essentially about taking credit risk across asset classes, products and geographies. Our success is illustrated by our discipline and diversification: More than 70 percent of our exposure is in financial guaranty, which is primarily remote, event-driven risk that is less susceptible to the direct effects of macroeconomic trends, while about half of our mortgage insurance primary risk is protected by captive reinsurance arrangements or in SMART Home securitizations.

•	The experience of our management team brings the focus and vision necessary to prudently manage capital in fluctuating business environments and continue to grow the company.

Importantly, these are all attributes that will be retained—and enhanced—through Radian’s merger with MGIC Investment Corporation, which we announced on February 6, 2007.

As we shared with you at that time, the strategic combination of Radian and MGIC parallels the consolidation that has taken place within the mortgage industry, and we strongly believe that it will help us to remain successful in this dynamic and changing landscape. With our complementary businesses, we are confident that the new company will be a premier mortgage insurance and diversified financial services provider.

It is my firm belief that the successful platform we have built, combined with the excellent franchise and operations of MGIC, will create additional value for our stockholders. Our businesses complement each other in many ways and, led by one of the most experienced management teams in the business, we will have an even greater ability to meet the credit enhancement needs of capital markets worldwide.

Achievements for the Year

All of us at Radian are proud of what we accomplished in 2006. The successful implementation of our strategy resulted in several key achievements:

Mortgage Insurance. Our MI business had net income in 2006 of $282.8 million, or about 49 percent of our overall net income. Importantly, some of our key indicators—persistency (the amount of business that stays on our books over a 12-month period) and primary insurance in force—continued to move in a more favorable direction. Persistency, in fact, ended 2006 at approximately 67 percent, up from 58 percent at the end of 2005, while primary insurance in force rose to $113.9 billion.

Under the leadership of Mark Casale, we have positioned our mortgage insurance business to better meet the ever-changing needs of our customers. We continue to believe the MI industry is shaped like a barbell with one end representing larger, more sophisticated lenders looking for structured and capital markets solutions as well as traditional mortgage insurance, and a second group of lenders seeking mainly traditional products. Building on our efforts from 2005, and our success in enhancing and leveraging our capital markets expertise, we have fine-tuned our strategy to focus on customer needs at both ends of the barbell. We strongly believe that when we bring solutions to clients to help build their businesses, we also will succeed.

At Radian, we have always retained our discipline. And we continue to take this approach even amid recent changes in the industry—in particular, the growing concern around sub-prime mortgages—and in our organization. For example:

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We declined to participate in unattractive business—most notably “walking away” from deals in the bulk and sub-prime areas where we did not like the structure, or felt the pricing and returns were unattractive.

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Sub-prime represented only 11% of Radian’s primary mortgage insurance risk-in-force in 2006, and we continue to prudently manage our insurance written—by using our proprietary statistical models to price our business for the risk; limiting our exposure; often taking a second-loss position; protecting our risk using captive reinsurance and SMART Home securitizations; and targeting our business to specific lenders we believe have proven results and servicing experience in this area.

Most important, when market conditions change, we have the flexibility to choose the solutions that are most effective for Radian, and for our clients.

Financial Guaranty. Radian’s financial guaranty business, which is led by Stephen Cooke and is the industry’s only double-A financial guarantor, had net income of $136.1 million in 2006, which represented approximately 23 percent of the company’s overall net income. I am pleased to say that Radian has come a long way in a short time in financial guaranty, and we clearly are on the path of success.

Several factors illustrate this momentum:

•	In June, Standard & Poor’s reaffirmed our AA financial-strength rating and revised its outlook upward to stable.

•	In the fourth quarter, we exceeded $100 billion in net par outstanding—a meaningful milestone.

•	Deal volume rose significantly, ROE improved and we diversified into several new product and customer segments.

International. As we continue to grow both of our core businesses domestically, we also are building our international presence. In the area of MI, for instance, our International Mortgage Group concentrated in 2006 on refining our strategy and expanding our global presence. Our strategy focuses on the goal of realizing a meaningful and diversified earnings contribution from this business within three to five years.

Let me provide a few examples of our 2006 milestones for International Mortgage:

•	Radian Europe Limited earned AA stable ratings from Standard & Poor’s and Fitch, providing us with a platform for expansion in the U.K. and European Union.

•	Radian Australia Limited was established, and we announced a multi-year partnership with St. George Insurance Australia, a wholly owned subsidiary of St. George Bank, Australia’s fifth-largest bank.

•	We continued to build on our strong, exclusive relationship with Standard Chartered Bank in Hong Kong.

We’re also making progress in our international efforts for financial guaranty, where we find an attractive, fast-growing synthetic market that allows us to provide the double-A credit enhancement solutions that have been at the core of our success in the U.S.

Financial Services. Our strategic investments in financial services contributed $163.3 million, or about 28 percent, of our overall net income. Radian’s activities in this area comprise our 46 percent interest in C-BASS, which is in the business of acquiring, servicing and securitizing sub-prime mortgage assets. They also include our holding in Sherman Financial, a leading purchaser of distressed consumer assets. Radian owns approximately 41 percent of Sherman’s Class A common units, as well as 50 percent of its Preferred Units.

As C-BASS participates in the sub-prime mortgage market as an investor in those assets, it has been under pressure in early 2007 as spreads on non-investment grade and non-rated sub-prime mortgage securities have continued to widen, and the industry has experienced increased credit losses. While this impacts short term results, over the long term our involvement in these two companies has delivered a multitude of benefits to Radian, in the areas of earnings, franchise value, and diversified and recurring revenue streams. Additionally, our relationships with C-BASS and Sherman provide timely and valuable insights into the consumer-credit marketplace, which is useful in shaping the strategy and direction of our MI and FG businesses.

Risk Management. Risk management always has been a priority for Radian, and it has been an important focus for me since becoming CEO. As a result of our attention and investments in this area, we have improved governance and oversight of Radian’s credit and risk management policies and procedures; established a unified risk culture; and implemented new metrics, processes and systems to create a solid infrastructure.

We believe the best risk management decisions are made at the business level and have embedded risk personnel in all areas of our business to provide an objective second set of eyes as new products and opportunities are evaluated. This process allows us to make more informed decisions which, in turn, protect stockholder value.

Capital Management. Our goal is to deploy capital into our businesses to achieve returns of 12 to 15 percent; however, there have been times when we have had excess capital, so we’ve returned it to our stockholders. In 2006, for example, we repurchased four and a half million shares at a cost of approximately $263.6 million. Over the past five years, we have returned nearly $1 billion to our stockholders through share repurchases.

Outlook

Radian’s accomplishments speak well for our future. Our achievements in 2006 were the result of our focus on diversification, discipline and risk management.

We recognize that 2007 will be a challenging year, but we also believe there will be attractive new opportunities for us. In the mortgage market, spreads remained tight in 2006, but we’re beginning to see them widen on synthetic mortgage-backed securities. This trend, along with the expectation for continued strong employment and improved persistency, bodes well for the mortgage insurance business. We’re also pleased with the legislation signed into law in December that makes mortgage insurance premiums tax-deductible for some borrowers. This law broadens the choices available to borrowers and could expand our market reach to homebuyers seeking additional tax advantages.

For financial guaranty, spreads remain tight; however, the synthetic CDO and ABS market is growing twice as fast as the funded market, and our structured products group generates the majority of its business through synthetic execution. Our focus in 2007 is to continue to prudently grow this business.

As always, we will balance each opportunity against our risk-management criteria and ROE discipline to make the best decisions for Radian. We believe in our strategy and will continue to build on our core strengths to accomplish our business objectives:

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In MI, we plan to increase our penetration among top mortgage lenders—increasing the volume of structured transactions as well as flow business—and translate our strategic position into market and earnings success.

•	In FG, we intend to leverage our recent successes and volume growth to continue to improve ROE, expand and diversify our product offering, and increase points of contact with existing customers.

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Internationally, we are working to leverage our U.S. capabilities to achieve prudent and disciplined progress in our target markets, expand alliance opportunities and increase our presence in Europe, Australia and Hong Kong. In short, we will continue to diversify our earnings by expanding our geographic footprint into markets where we are well positioned to compete given our existing capabilities and expertise, or where we identify attractive opportunities in the mortgage value chain.

Conclusion

Throughout 2007, we will remain focused on the three drivers of our business success—diversification, discipline and risk management—as we work to create a new enterprise that will deliver increasing value for our stockholders, employees, customers and communities.

I am grateful for the continued confidence and support you provide us, and I look forward to sharing in our new and exciting future.

Thank you,

S.A. Ibrahim

Chief Executive Officer

April 2007

Additional Information about the MGIC/Radian Transaction

MGIC Investment Corporation and Radian Group Inc. have filed a joint proxy statement/prospectus and other relevant documents concerning the MGIC/Radian merger transaction with the United States Securities and Exchange Commission (the SEC). STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors may obtain these documents free of charge at the SEC’s website (http://www.sec.gov). In addition, documents filed with the SEC by MGIC are available free of charge by contacting Investor Relations at MGIC Investment Corporation, 250 East Kilbourn Avenue, Milwaukee, WI 53202. Documents filed with the SEC by Radian are available free of charge by calling Investor Relations at 215 231.1486.

Radian and MGIC and their respective directors and executive officers, certain members of management and other employees are participants in the solicitation of proxies from Radian stockholders and MGIC stockholders with respect to the proposed merger transaction. Information regarding the directors and executive officers of Radian and MGIC and the interests of such participants are included in the joint proxy statement/prospectus filed with the SEC which relates to the merger transaction, Radian’s 2007 annual meeting of stockholders and MGIC’s 2007 annual meeting of stockholders—and in the other relevant documents filed with the SEC.

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